UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2008

DG FASTCHANNEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27644	94-3140772
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 West John Carpenter Freeway, Suite 700 Irving, Texas		75039
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 581-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 9.01 Exhibits and Financial Statements.

(a)	Financial Statements of Business Acquired.

The Report of Independent Registered Public Accounting Firm dated May 30, 2008 and the following audited financial statements of Vyvx Ads Business (a carve-out of Level 3 Communications, Inc.)  are included herein:

i)	Report of Independent Registered Public Accounting Firm

ii)	Balance Sheets as of December 31, 2007 and 2006

iii)	Statements of Operations for the years ended December 31, 2007 and 2006

iv)	Statements of Changes in Business Capital for the years ended December 31, 2007 and 2006

v)	Statements of Cash Flows for the years ended December 31, 2007 and 2006

The following unaudited financial statements of Vyvx Ads Business (a carve-out of Level 3 Communications, Inc.) are included herein:

i)	Balance Sheet as of March 31, 2008

ii)	Statements of Operations for the three months ended March 31, 2008 and March 31, 2007

iii)	Statement of Changes in Business Capital for the three months ended March 31, 2008

iv)	Statements of Cash Flows for the three months ended March 31, 2008 and March 31, 2007

(b)	Pro Forma Financial Information.

The following pro forma financial statements of the Company are included herein:

i)	Combined Company Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2008

ii)	Combined Company Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 2008

iii)	Combined Company Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2008	DG FASTCHANNEL, INC.

	By:	/s/ Omar A. Choucair
	Name:	Omar A. Choucair
	Title:	Chief Financial Officer

Report of Independent Registered Public Accounting Firm

The Board of Directors

Level 3 Communications, Inc.:

We have audited the accompanying balance sheets of the Vyvx Ads Business (a carve-out of Level 3 Communications, Inc.) as of December 31, 2007 and 2006, and the related statements of operations, cash flows and changes in business capital for the years then ended. These financial statements are the responsibility of the Vyvx Ads Business management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Vyvx Ads Business as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Denver, Colorado
May 30, 2008

VYVX ADS BUSINESS

(A Carve Out of Level 3 Communications, Inc.)

STATEMENTS OF OPERATIONS
For the years ended December 31, 2007 and 2006
and the three months ended March 31, 2008 and 2007

	Three Months Ended March 31,
	2008	2007	Year Ended December 31,
	(unaudited)	(unaudited)	2007	2006
	(in thousands)

Revenue	$9,402	$7,648	$36,411	$34,618

Costs and Expenses (exclusive of depreciation and amortization shown separately below):
Cost of revenue	3,107	2,357	10,545	10,665
Selling, general and administrative	3,830	3,811	15,350	16,091
Depreciation and amortization	919	1,110	4,569	4,551
Total costs and expenses	7,856	7,278	30,464	31,307

Income Before Income Taxes	1,546	370	5,947	3,311

Income Tax Expense	(608)	(145)	(2,337)	(1,301)

Net Income	$938	$225	$3,610	$2,010

See accompanying notes to financial statements.

VYVX ADS BUSINESS

(A Carve Out of Level 3 Communications, Inc.)

BALANCE SHEETS

December 31, 2007 and 2006, and March 31, 2008

	March 31,
	2008	December 31,
	(Unaudited)	2007	2006
	(in thousands)
Assets
Current Assets:
Cash	$—	$—	$—
Receivables, less allowances for doubtful accounts of $59 (Unaudited), $59 and $15, respectively	8,377	11,354	8,444
Inventory	1,228	762	—
Deferred income taxes	118	121	115
Other	489	489	202
Total Current Assets	10,212	12,726	8,761

Property, Plant and Equipment, net	2,932	3,099	3,857
Intangible Assets, net	32,305	32,961	35,583
Deferred Income Taxes	308	342	156
Other Assets	49	49	334
Total Assets	45,806	$49,177	$48,691

Liabilities and Business Capital
Current Liabilities:
Accounts payable	$613	$1,028	$1,835
Accrued payroll and employee benefits	625	785	1,078
Other current liabilities	87	87	87
Total Current Liabilities	1,325	1,900	3,000

Other Liabilities	225	184	94
Total Liabilities	1,550	2,084	3,094

Commitments

Business Capital:
Invested Capital	37,698	41,473	43,587
Accumulated Profit	6,558	5,620	2,010
Total Business Capital	44,256	47,093	45,597
Total Liabilities and Business Capital	$45,806	$49,177	$48,691

See accompanying notes to financial statements.

VYVX ADS BUSINESS

(A Carve Out of Level 3 Communications, Inc.)

STATEMENTS OF CASH FLOWS

For the years ended December 31, 2007 and 2006
and the three months ended March 31, 2008 and 2007

	Three Months Ended March 31, (unaudited)		Year Ended December 31,
	2008	2007	2007	2006
	(in thousands)
Cash Flows from Operating Activities:
Net Income	$938	$225	$3,610	$2,010
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	919	1,110	4,569	4,551
Non-cash compensation expense attributable to stock plan awards	157	123	799	474
Deferred income taxes	37	(50)	(192)	(161)
Change in working capital items:
Receivables	2,977	2,219	(2,910)	983
Inventory	(466)	—	(762)	—
Other assets	—	—	(2)	(31)
Accounts payable	(415)	(838)	(807)	1,065
Accrued payroll and employee benefits	(160)	(549)	(293)	16
Noncurrent liabilities	41	23	90	94
Net Cash Provided by Operating Activities	4,028	2,263	4,102	9,001

Cash Flows from Investing Activities:
Capital expenditures	(96)	(433)	(1,189)	(2,515)
Net Cash Used in Investing Activities	(96)	(433)	(1,189)	(2,515)

Cash Flows from Financing Activities:
Net cash distributions to Level 3	(3,932)	(1,830)	(2,913)	(6,486)
Net Cash Used in Financing Activities	(3,932)	(1,830)	(2,913)	(6,486)

Net Change in Cash	—	—	—	—

Cash at Beginning of Year	—	—	—	—

Cash at End of Year	$—	$—	$—	$—

Non-cash Financing Activities:
Capital contributions from Level 3 for stock compensation	$157	$123	$799	$474

See accompanying notes to financial statements.

VYVX ADS BUSINESS

(A Carve Out of Level 3 Communications, Inc.)

STATEMENTS OF CHANGES IN BUSINESS CAPITAL

For the years ended December 31, 2007 and 2006

and the three months ended March 31, 2008

	Invested Capital	Accumulated Profit	Total
	(in thousands)

Balance at December 31, 2005	$49,599	$—	$49,599
Contributed Capital:
Net distributions to Level 3	(6,012)	—	(6,012)
Net Income and Comprehensive Income	—	2,010	2,010
Balances at December 31, 2006	43,587	2,010	45,597
Contributed Capital:
Net distributions to Level 3	(2,114)	—	(2,114)
Net Income and Comprehensive Income	—	3,610	3,610
Balances at December 31, 2007	$41,473	$5,620	$47,093
Contributed Capital:
Net distributions to Level 3 (Unaudited)	(3,775)	—	(3,775)
Net Income and Comprehensive Income (Unaudited)	—	938	938
Balances at March 31, 2008 (Unaudited)	$37,698	$6,558	$44,256

See accompanying notes to financial statements.

VYVX ADS BUSINESS

(A Carve Out of Level 3 Communications, Inc.)

Notes to the Financial Statements

December 31, 2007 and 2006

1.             Basis of Presentation

The Vyvx Ads Business (the “Ads Business” or “Vyvx Ads Business”) consists of certain assets and liabilities of Vyvx, LLC and other subsidiaries of Level 3 Communications, Inc. On December 19, 2007, Level 3 Communications, Inc. and subsidiaries (“Level 3”) reached a definitive agreement to sell certain assets and liabilities of the Vyvx Ads Business to DG Fastchannel, Inc. for $129 million in cash consideration. The purchase price is subject to certain post closing working capital adjustments. Consummation of the transaction is subject to customary closing conditions, including receipt of applicable federal regulatory approvals. The transaction is expected to close in the second quarter of calendar 2008.

The Ads Business is a provider of video and audio content distribution, post-production and other services to advertisers including movie studios and branded enterprises as well as advertising agencies. The Ads Business distributes advertising content to television and radio broadcasters both electronically via satellite and terrestrial networks as well as through physical delivery. The Ads Business’ other services include post-production editing and encoding services, along with master storage and warehousing.

The accompanying financial statements have been prepared to reflect the historical financial position, results of operations and cash flows of the Ads Business, including the push down of the purchase price of the Ads Business when it was acquired by Level 3 in December 2005, in accordance with accounting principles generally accepted in the United States of America. The carve-out financial statements have been prepared on a basis that management believes to be reasonable to reflect the financial position, results of operations and cash flows of the Ads Business operations, including portions of Level 3’s corporate costs and administrative shared services.

Management believes the assumptions and allocations underlying the accompanying financial statements are reasonable and appropriate under the circumstances. However, the amounts recorded for these transactions and allocations are not necessarily representative of the amounts that would have been reflected in the financial statements had the Ads Business been an entity that operated independently of Level 3. Consequently, future results of operations after the Ads Business separation from Level 3 will include costs and expenses for the Ads Business to operate as an independent company or as part of a company with a different operations structure than Level 3, and these costs and expenses may be materially different from Ads Business historical results of operations, financial position and cash flows. Accordingly, the financial statements for the periods presented are not indicative of the Ads Business future results of operations, financial position and cash flows. See Note 8 for additional discussion of such intercompany allocations.

The Ads Business historically has operated as part of Level 3 and not as a stand alone company. Financial statements were not previously prepared for the Ads Business as it has no separate legal status or existence.

VYVX ADS BUSINESS

(A Carve Out of Level 3 Communications, Inc.)

Notes to the Financial Statements

December 31, 2007 and 2006

2.             Summary of Significant Accounting Policies

Revenue Recognition

The Ads Business’ service revenue from distribution of video advertising content is based on a rate per delivery, and the Ads Business recognizes revenue for these services upon notification of successful delivery of the content to television or radio stations. Post-production editing and encoding services revenue is recognized when the services are provided. Storage and warehousing revenue is recognized in the month service is provided.

Cost of Revenue

The Ads Business includes in cost of revenue satellite transponder lease costs, package delivery costs, blank tape media costs and direct and allocated costs associated with the use of Level 3’s terrestrial network (see Note 8).

Depreciation and Amortization

The Vyvx Ads Business was acquired by Level 3 as part of its acquisition of WilTel Communications Group, LLC (“WilTel”) in December 2005. In that transaction, the fair value of the assets acquired exceeded the total purchase price paid and the liabilities assumed in the transaction. As a result, the excess value was applied against the fair value of the long-lived assets obtained in the transaction, including the property, plant and equipment and intangible assets of the Vyvx Ads Business.

Depreciation expense for property, plant and equipment acquired with WilTel is computed using the straight-line method over the estimated remaining useful life of the assets.

Depreciation for the property, plant and equipment of the Ads Business is computed based on the following useful lives:

Facility and Leasehold Improvements	3 - 35 years
Operating Equipment	1 - 7 years
Furniture, Fixtures and Office Equipment	1 - 7 years

Amortization expense for customer relationships is computed using the straight-line method and an 11 year estimated life. The Vyvx trademark has an indefinite life and is therefore not being amortized.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include salaries, wages and related benefits (including non-cash charges for stock plan awards), travel, rent, utilities, contract maintenance and other administrative expenses. These costs are incurred directly by the Ads Business or included in the allocation of costs and expenses from Level 3.

VYVX ADS BUSINESS

(A Carve Out of Level 3 Communications, Inc.)

Notes to the Financial Statements

December 31, 2007 and 2006

Stock-Based Employee Compensation

The Ads Business adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment” (“SFAS 123R”) effective January 1, 2006. Stock-based compensation expense reflected in the accompanying financial statements relates to stock plan awards of Level 3 and not stock awards of the Ads Business itself (see Note 5).

Income Taxes

The Ads Business’ results of operations have historically been included in the consolidated federal income tax and various state income tax returns of Level 3. The income tax amounts reflected in the accompanying financial statements have been allocated based on taxable income directly attributable to the Ads Business on a stand-alone basis. Management believes that the assumptions underlying the allocation of income taxes are reasonable. However, the amounts allocated for income taxes in the accompanying financial statements are not necessarily indicative of the amount of income taxes that would have been recorded had the Ads Business been operated as a separate, stand-alone entity. The income tax liability for each period is included in invested capital on the balance sheet.

Income taxes have been provided for using the liability method in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 109, Accounting for Income Taxes (“SFAS 109”). SFAS 109 requires an asset and liability based approach in accounting for income taxes. Deferred tax assets and liabilities are recorded for temporary differences between the financial reporting basis and the tax basis of the Ads Business’ assets and liabilities. The impact on deferred taxes of changes in tax rates and laws, if any, applied to the years during which the temporary differences are expected to be settled, are reflected in the accompanying financial statements in the period of enactment (see Note 6).

Inventory

Inventory consists primarily of blank media used to distribute content to customers. Due to the lack of sufficient information to demonstrate the existence and cost of inventory, the Ads Business has reflected no inventory at December 31, 2006 and December 31, 2005. Purchases of blank media in 2006 are included directly in cost of revenue in the statement of operations. The Ads Business performed a physical count of the blank media at December 31, 2007 and therefore reflected the inventory in the accompanying balance sheet. Inventory at December 31, 2007 is carried at the lower of cost, determined using an average cost method, or market.

Impairment of Long-Lived Assets

The Ads Business reviews long-lived assets, including property, plant and equipment and customer relationships, for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

The Ads Business reviews the Vyvx trademark for impairment at least annually or whenever events or changes in circumstances indicate the carrying value of the Vyvx trademark may not be recoverable. The

VYVX ADS BUSINESS

(A Carve Out of Level 3 Communications, Inc.)

Notes to the Financial Statements

December 31, 2007 and 2006

impairment test consists of a comparison of the fair value of the Vyvx trademark with its carrying value. If the carrying value of the Vyvx trademark exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

There were no impairment charges recorded for property, plant and equipment, customer relationships or the Vyvx trademark in 2007 or 2006.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The most critical estimates and assumptions are made in determining the allowance for doubtful accounts, valuation of inventory, recoverability of long-lived assets, useful lives of long-lived assets, accruals for estimated liabilities that are probable and estimable and the valuation and recognition of stock-based compensation. Actual results could differ from those estimates and assumptions.

Recently Issued Accounting Pronouncements

In June 2006, FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109” (“FIN No. 48”), which was effective for the Ads Business starting January 1, 2007. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109. FIN No. 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return that results in a tax benefit. Additionally, FIN No. 48 provides guidance on de-recognition, income statement classification of interest and penalties, accounting in interim periods and disclosure. The policy of the Ads Business is to recognize interest and penalty expense associated with uncertain tax positions as a component of income tax expense in the statements of operations. The adoption of FIN No. 48 did not have an effect on the Ads Business’ results of operations or financial condition as of and for the year ended December 31, 2007.

In June 2006, the FASB ratified the consensus on EITF Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement” (“EITF No. 06-3”), which was effective for the Ads Business starting January 1, 2007. The scope of EITF No. 06-3 includes any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer and may include, but is not limited to, sales, use, value added, Universal Service Fund (“USF”) contributions and some excise taxes. The Task Force concluded that entities should present these taxes in the income statement on either a gross or a net basis, based on their accounting policy, which should be disclosed pursuant to APB Opinion No. 22, “Disclosure of Accounting Policies”. If such taxes are significant and are presented on a gross basis, the amounts of those taxes should be disclosed. The adoption of EITF No. 06-3 did not have a material effect on the Ads Business results of operations or financial condition for the year ended December 31, 2007.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting

VYVX ADS BUSINESS

(A Carve Out of Level 3 Communications, Inc.)

Notes to the Financial Statements

December 31, 2007 and 2006

principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for fiscal years beginning after November 15, 2007 and interim periods within that fiscal year. The adoption of SFAS No. 157 had no effect on the Ads Business results of operations or financial condition upon adoption on January 1, 2008.

3.             Property, Plant and Equipment, net

At December 31, 2007 and 2006, property, plant and equipment were as follows:

	Cost	Accumulated Depreciation	Net Book Value
	(in thousands)
December 31, 2007
Facility and Leasehold Improvements	$148	$(44)	$104
Operating Equipment	6,420	(3,431)	2,989
Furniture, Fixtures and Office Equipment	406	(400)	6
	$6,974	$(3,875)	$3,099

December 31, 2006
Facility and Leasehold Improvements	$148	$(22)	$126
Operating Equipment	5,237	(1,506)	3,731
Furniture, Fixtures and Office Equipment	400	(400)	—
	$5,785	$(1,928)	$3,857

Depreciation expense was $1.947 million in 2007 and $1.928 million in 2006.

4.             Intangible Assets, net

The Ads Business was acquired by Level 3 as part of the WilTel transaction in December 2005 which included acquired identifiable intangible assets of $83.000 million, of which $38.206 million has been allocated to the Ads Business from Level 3. The acquired intangible assets allocated to the Ads Business include customer relationships which are being amortized over a period of 11 years on a straight-line basis, which management believes to reasonably reflect the pattern over which the economic benefits are being derived. Level 3 also allocated a portion of the Vyvx trademark value to the Ads Business. The Vyvx trademark intangible has been assigned an indefinite life.

VYVX ADS BUSINESS

(A Carve Out of Level 3 Communications, Inc.)

Notes to the Financial Statements

December 31, 2007 and 2006

The intangible assets of the Ads Business as of December 31, 2007 and 2006 were as follows:

	Gross Carrying Amount	Accumulated Amortization	Net Book Value
	(in thousands)
December 31, 2007
Customer Relationships	$28,848	$(5,245)	$23,603
Trademark	9,358	—	9,358
	$38,206	$(5,245)	$32,961

December 31, 2006
Customer Relationships	$28,848	$(2,623)	$26,225
Trademark	9,358	—	9,358
	$38,206	$(2,623)	$35,583

Amortization of the customer relationships aggregated $2.622 million and $2.623 million for the years ended December 31, 2007 and 2006, respectively.

As of December 31, 2007, estimated amortization expense of the customer relationships over the next five years and thereafter for the Ads Business is as follows (in thousands):

2008	$2,623
2009	2,622
2010	2,623
2011	2,622
2012	2,623
Thereafter	10,490

5.             Level 3 Stock Plan Awards and 401(k) Plan

The Ads Business participates in Level 3 compensation programs that are designed with particular emphasis on equity-based incentive programs. The Ads Business adopted the recognition provisions of SFAS 123R effective January 1, 2006. Under SFAS 123R, the fair value of an option or other stock-based compensation (as computed in accordance with accepted option valuation models) on the date of grant is amortized over the vesting periods of the option or stock grant. Stock-based compensation expense reflected in the accompanying financial statements relates to stock plan awards of Level 3 and not stock awards of the Ads Business itself.

Although the recognition of the value of the instruments results in compensation expense in an entity’s financial statements, the expense differs from other compensation expense in that these charges may not be settled in cash, but rather, are generally settled through issuance of common stock. The amount of the

VYVX ADS BUSINESS

(A Carve Out of Level 3 Communications, Inc.)

Notes to the Financial Statements

December 31, 2007 and 2006

non-cash charges will be dependent upon a number of factors, including the number of grants, the fair value of each grant estimated at the time of its award and the number of grants that ultimately vest.

The following table summarizes non-cash compensation expense for the years ended December 31, 2007 and 2006 for Level 3 stock plan awards and 401(k) contributions granted to Ads Business employees.

	2007	2006
	(in thousands)

OSO	$114	$84
Restricted Stock	196	24
401(k) Match	288	154
401(k) Discretionary Grant	201	212
	$799	$474

Outperform Stock Options

Eligible employees of the Ads Business participate in the Level 3 outperform stock option (“OSO”) program that was designed so that Level 3’s stockholders would receive a market return on their investment before OSO holders receive any return on their options. Level 3 believes that the OSO program directly aligns management’s and stockholders’ interests by basing stock option value on Level 3’s ability to outperform the market in general, as measured by the Standard & Poor’s (“S&P”) 500® Index. Participants in the OSO program do not realize any value from awards unless Level 3’s common stock price outperforms the S&P 500® Index during the life of the grant. When the stock price gain is greater than the corresponding gain on the S&P 500® Index, the value received for awards under the OSO plan is based on a formula involving a multiplier related to the level by which Level 3’s common stock outperforms the S&P 500® Index. To the extent that Level 3’s common stock outperforms the S&P 500® Index, the value of OSO units to a holder may exceed the value of restricted stock units.

OSOs issued prior to 2007 vest over two years and have a 4-year life. Fifty percent of the award vests at the end of the first year after grant, with the remaining 50% vesting over the second year (12.5% per quarter). Awards issued after 2006 vest 100% on the third anniversary of the date of the award and will fully settle on that date. Recipients have no discretion on the timing to exercise OSO units granted after 2006, thus the expected life of all such OSO units is three years.

As of December 31, 2007, the Ads Business had not reflected $35 thousand of unamortized compensation expense in its financial statements for previously granted OSO units. The weighted average period over which this cost will be recognized is 2.01 years.

The fair value of the OSO units granted to Ads Business employees is calculated by applying a modified Black-Scholes model with the assumptions identified below. Level 3 utilized a modified Black-Scholes model due to the additional variables required to calculate the impact of the success multiplier of the OSO program. Level 3 also considers the estimated forfeiture rate to measure the amount of expense of OSOs granted to employees. Level 3 believes that given the relative short life of the options and the other

VYVX ADS BUSINESS

(A Carve Out of Level 3 Communications, Inc.)

Notes to the Financial Statements

December 31, 2007 and 2006

variables used in the model, the modified Black-Scholes model provides a reasonable estimate of the fair value of the OSO units at the time of grant.

	Year Ended December 31,
	2007	2006

S&P 500 Expected Dividend Yield Rate	1.78%	1.78%
Expected Life	3 years	3.4 years
S&P 500 Expected Volatility Rate	12%	12%
Level 3 Common Stock Expected Volatility Rate	55%	55%
Expected S&P 500 Correlation Factor	.28	.28
Calculated Theoretical Value	146%	153%
Estimated Forfeiture Rate	11.88%	10.19%

The fair value of each OSO grant equals the calculated theoretical value multiplied by the Level 3 common stock price on the grant date.

The expected life data was stratified based on levels of responsibility within Level 3. The theoretical value used in 2006 was determined using the weighted average exercise behavior for these groups of employees. As described above, recipients have no discretion on the timing to exercise OSO units granted after 2006, thus the expected life of all such OSO units is three years. Upon adoption of SFAS 123R, the Ads Business updated its calculation of the Expected Life. Volatility assumptions were derived using historical data as well as current market data.

The fair value under SFAS 123R for the approximately 7 thousand and 30 thousand OSO units awarded to Ads Business participants during the years ended December 31, 2007 and 2006, respectively, was approximately $45 thousand and $190 thousand, respectively.

Restricted Stock and Units

Employees of the Ads Business receive restricted stock units of Level 3. In 2007 and 2006, approximately 79 thousand and 22 thousand restricted stock units, respectively, were awarded to certain employees of the Ads Business. The restricted stock units were granted to the recipients at no cost. Restrictions on transfer lapse over four year periods. The fair value of restricted stock units awarded for the years ended December 31, 2007 and 2006 totaled $396 thousand and $97 thousand, respectively, and was calculated using the value of the Level 3 common stock on the grant date and is being amortized over the restriction lapse periods of the awards. As of December 31, 2007, the total compensation cost related to restricted stock units not yet recognized because the restrictions on transfer had not lapsed was $270 thousand, and the weighted average period over which this cost will be recognized is 3.36 years.

The total fair value of restricted stock units at the date the restrictions lapsed during the years ended December 31, 2007 and 2006 was $28 thousand and $0, respectively.

VYVX ADS BUSINESS

(A Carve Out of Level 3 Communications, Inc.)

Notes to the Financial Statements

December 31, 2007 and 2006

401(k) Plan

The Ads Business offers its qualified employees the opportunity to participate in a defined contribution retirement plan qualifying under the provisions of Section 401(k) of the Internal Revenue Code (“401(k) Plan”). The 401(k) Plan relates to Level 3 and not the Ads Business itself. Each employee is eligible to contribute, on a tax deferred basis, a portion of annual earnings generally not to exceed $15,500 in 2007. The Ads Business matches 100% of employee contributions up to 7% of eligible earnings or applicable regulatory limits.

The Ads Business’ matching contributions are made with Level 3 common stock based on the closing stock price on each pay date. The Ads Business’ matching contributions are made through units in the Level 3 Stock Fund, which represent shares of Level 3 common stock. The Level 3 Stock Fund is the mechanism that is used for Level 3 to make employer matching and other contributions to employees through the Level 3 401(k) plan. Employees are not able to purchase units in the Level 3 Stock Fund. Employees are able to diversify the Ads Business’ matching contribution as soon as it is made, even if they are not fully vested. The Ads Business’ matching contributions vest ratably over the first three years of service or over such shorter period until the employee has completed three years of service at which time the employee is then 100% vested in all the Ads Business’ matching contributions, including future contributions. The Ads Business made 401(k) Plan matching contributions of $288 thousand and $154 thousand for the years ended December 31, 2007 and the period from June 17, 2006 through December 31, 2006, respectively.

Employees of the Ads Business began contributing to the Level 3 plan on June 17, 2006. Prior to June 17, 2006, employees of the Ads Business who participated in the WilTel 401(k) Plan received an employer matching cash contribution of 100% of employee contributions up to 6% of eligible earnings or regulatory limits. The Ads Business made matching cash contributions of $53 thousand for the period from January 1 through June 16, 2006.

The Ads Business made a discretionary contribution to the 401(k) plan in Level 3 common stock for the years ended December 31, 2007 and 2006 equal to three percent of eligible employees’ earnings each year. The 2007 deposit was made into the employees’ 401(k) accounts during the first quarter of 2008. The 2006 deposit was made into the employees’ 401(k) accounts during the first quarter of 2007. The Ads Business recorded an expense of $201 thousand and $212 thousand for the discretionary contribution in 2007 and 2006, respectively.

The Ads Business’ matching and discretionary contributions were recorded as non-cash compensation and included in selling, general and administrative expenses.

VYVX ADS BUSINESS

(A Carve Out of Level 3 Communications, Inc.)

Notes to the Financial Statements

December 31, 2007 and 2006

6.             Income Taxes

An analysis of the income tax provision attributable to income before income taxes for the years ended December 31, 2007 and 2006 follows:

	2007	2006
	(in thousands)
Current:
United States federal	$2,015	$1,165
State	514	297
	2,529	1,462
Deferred:
United States federal	(153)	(128)
State	(39)	(33)
	(192)	(161)
Income tax provision	$2,337	$1,301

A reconciliation of the actual income tax provision and the tax computed by applying the U.S. federal rate (34%) to income before income taxes for the years ended December 31, 2007 and 2006 follows:

	2007	2006
	(in thousands)

Computed taxes at statutory rate	$2,021	$1,125
State income taxes, net of federal impact	316	176
Income tax provision	$2,337	$1,301

The components of the net deferred tax assets as of December 31, 2007 and 2006 were as follows:

	2007	2006
	(in thousands)
Deferred Tax Assets:
Fixed assets and intangible assets	$112	$78
Accrued payroll, employee related benefits and other current liabilities	121	115
Stock-based compensation	158	41
Other liabilities	72	37
Total Deferred Tax Assets	$463	$271

VYVX ADS BUSINESS

(A Carve Out of Level 3 Communications, Inc.)

Notes to the Financial Statements

December 31, 2007 and 2006

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Ads Business considers projected future taxable income and tax planning strategies in making this assessment.

The Ads Business adopted the provisions of FIN No. 48 on January 1, 2007. The adoption of FIN No. 48 did not affect the Ads Business’ liability for uncertain tax positions. The Ads Business did not record a liability for uncertain tax positions at December 31, 2007 or on January 1, 2007. The Ads Business does not expect its liability for uncertain tax positions will change significantly during the twelve months ended December 31, 2008; however, actual changes in the liability for uncertain tax positions could be different than currently expected.

7.             Commitments

Operating Leases

The Ads Business leases facilities under various operating leases which, in addition to rental payments, may require payments for insurance, maintenance, property taxes and other executory costs related to the lease. Certain leases provide for adjustments in lease cost based upon adjustments in the consumer price index and increases in the landlord’s management costs.

Future minimum payments for the next five years under non-cancelable operating leases for facilities (including common area maintenance) consist of the following at December 31, 2007 (in thousands):

Facilities
2008	$2,179
2009	2,094
2010	2,041
2011	1,285
2012	1,296
Thereafter	5,138
Total	$14,033

Rent expense under operating leases was $2.221 million and $2.232 million for the years ended December 31, 2007 and 2006, respectively.

8.             Related Party Transactions

Level 3 provides certain management and administrative services to the Ads Business. These services include, among others, accounting, treasury, tax, legal, executive oversight, human resources, real estate, information technology and risk management. The accompanying financial statements include an allocation of these corporate expenses of approximately $1.455 million and $1.673 million for the years ended December 2007 and 2006, respectively.

VYVX ADS BUSINESS

(A Carve Out of Level 3 Communications, Inc.)

Notes to the Financial Statements

December 31, 2007 and 2006

Level 3 has also allocated costs of its employee benefit plans and other employee incentives to the Ads Business. Employee benefits and incentives include 401(k) matching contributions and discretionary grants to the 401(k) plan, participation in Level 3’s long-term incentive compensation award plans and healthcare plans. The employee benefit and incentive costs are reflected in selling, general and administrative expenses in the statements of operations.

Level 3 has also allocated costs associated with a portion of its terrestrial communications network to the Ads Business as the Ads Business utilizes portions of the network to transport content to television and radio broadcasters or between its own facilities. Costs of $2.794 million and $2.295 million are included in cost of revenue for the years ended December 31, 2007 and 2006, respectively. The 2007 allocation was based on revenue of the Ads Business as a percentage of the total revenue generated by the acquired WilTel network, which is the network utilized by the Vyvx Ads Business. This ratio was then applied against the cost (depreciation) of WilTel’s owned network assets. The 2006 charge was based on a pre-existing agreement between the Ads Business and WilTel based on deemed market rates for utilization of WilTel’s network by the Ads Business. This agreement ended December 31, 2006 and Level 3 did not bill the Vyvx Ads Business for its use of the WilTel network during 2007. Actual third party network costs related to the Vyvx Ads Business’ use of the WilTel network are also included in cost of revenue in 2007 and 2006.

Level 3 and the Ads Business consider the allocated cost for corporate services, employee benefit and incentives, and use of Level 3’s terrestrial network to be reasonable based on the utilization of services provided by Level 3. Level 3 believes that it is possible the allocated costs for the services provided to the Ads Business may differ from those that would result from transactions among third parties.

Level 3 primarily uses a centralized approach to cash management and financing of its operations with all related activity between the Ads Business and Level 3 reflected in invested capital in the Ads Business’ balance sheets. The types of transactions between the Ads Business and Level 3 include 1) cash deposits from the Ads Business’ which are transferred to Level 3’s bank account on a regular basis, 2) cash borrowings from Level 3 to fund operations, capital expenditures or acquisitions of the Ads Business and 3) allocation of Level 3 corporate services, employee benefits and other incentives and use of Level 3’s terrestrial network described above.

As part of Level 3, the Ads Business was dependent upon Level 3 for all of its working capital and financing requirements. Net distributions to Level 3 are reflected on the balance sheets, within invested capital. Accordingly, none of the Level 3 cash and cash equivalents or debt at the corporate level has been assigned to the Ads Business in the accompanying financial statements. Additionally, certain liabilities for workers’ compensation accruals, payroll tax accruals, insurance costs, certain employee benefit obligations (including related asset amounts) and non-income related taxes (including related amounts receivable) which are funded from working capital, are included in invested capital in the balance sheets. Expenses associated with such liabilities are included in the Ads Business statements of operations.

9.             Unaudited Interim Financial Information

The accompanying unaudited interim balance sheet as of March 31, 2008, and the related (i) statements of operations and cash flows for the three months ended March 31, 2008 and 2007, and (ii) statements of changes in business capital for the three months ended March 31, 2008, have been prepared to reflect the historical financial position, results of operations and cash flows of the Ads Business, including the push down of the purchase price of the Ads Business when it was acquired by Level 3 in December 2005, in accordance with accounting principles generally accepted in the United States of America. The carve-out financial statements have been prepared on a basis that management believes to be reasonable to reflect the financial position, results of operations and cash flows of the Ads Business operations, including portions of Level 3’s corporate costs and administrative shared services.

Management believes the assumptions and allocations underlying the accompanying financial statements are reasonable and appropriate under the circumstances. However, the amounts recorded for these transactions and allocations are not necessarily representative of the amounts that would have been reflected in the financial statements had the Ads Business been an entity that operated independently of Level 3. Consequently, future results of operations after the Ads Business separation from Level 3 will include costs and expenses for the Ads Business to operate as an independent company or as part of a company with a different operations structure than Level 3, and these costs and expenses may be materially different from Ads Business historical results of operations, financial position and cash flows. Accordingly, the financial statements for the periods presented are not indicative of the

Ads Business future results of operations, financial position and cash flows. See Note 8 for additional discussion of such intercompany allocations.

COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

On June 5, 2008, DG FastChannel, Inc. completed the acquisition of the Vyvx advertising services business, including its distribution, post-production and related operations, from Level 3 Communications, Inc. The acquisition was completed pursuant to an Asset Purchase Agreement among the Company, WilTel Communications, LLC, Level 3 Communications, LLC and Vyvx, LLC for a purchase price of approximately $129 million in cash, subject to certain working capital and certain other post-closing price adjustments. The Company received financing for the acquisition from BMO Capital Markets for a six–year, $145 million senior credit facility and a two-year, $65 million senior unsecured bridge loan to fund the Vyvx advertising services business transaction and to refinance the Company’s existing $85 million senior credit facility.

In addition, On May 7, 2008, DG FastChannel entered into a definitive agreement with Enliven Marketing Technologies Corporation (“Enliven”) to acquire all outstanding shares of Enliven in a stock-for-stock transaction. Pursuant to the terms of the merger agreement, a wholly-owned subsidiary of DG FastChannel will merge into Enliven. In the merger, each outstanding share of Enliven common stock will be converted into 0.051 shares of DG FastChannel common stock. In the aggregate, DG FastChannel expects to issue approximately 4.5 million shares of DG FastChannel common stock (exclusive of shares already owned by DG FastChannel) in the transaction with the equity valued at approximately $83.3 million. Upon consummation of the merger, DG FastChannel will have approximately 22.5 million shares of common stock outstanding, with current DG FastChannel shareholders owning approximately 80.0%, and current Enliven shareholders owning approximately 20.0% of the combined enterprise. DG FastChannel will assume Enliven’s outstanding debt. The merger agreement is subject to customary representations and warranties, pre-closing covenants and conditions to closing.

Under the terms of the merger agreement, the holders of Enliven common stock will receive 0.051 of a share of DG FastChannel common stock for each share of Enliven common stock, and as a result, after the merger, holders of Enliven common stock immediately prior to the merger (other than DG FastChannel and its affiliates) will own approximately 20% of the combined company and the holders of DG FastChannel common stock immediately prior to the merger will collectively own approximately 80% of the combined company.

DG FastChannel will be the parent of Enliven and the Vyvx advertising services business, and will be the surviving registrant following the acquisition. On the date of the acquisition, the assets and liabilities of the both acquired businesses will be recorded at their estimated fair values.

The combined company unaudited pro forma condensed consolidated financial statements give effect to the acquisitions of Enliven and the Vyvx advertising services business as if the transactions had occurred on March 31, 2008 for purposes of the combined company unaudited pro forma condensed consolidated balance sheet, and on January 1, 2007 for purposes of the combined company unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2007, and the three months ended March 31, 2008. The combined company unaudited pro forma condensed consolidated balance sheet and statements of income do not purport to represent what the financial position or results of operations actually would have been if the acquisitions had occurred as of such dates, or what such results will be for any future periods.

The combined company unaudited pro forma condensed consolidated financial statements are derived from the historical financial statements of DG FastChannel, Enliven, and the Vyvx advertising services business and the assumptions and adjustments described in the accompanying notes. The pro forma adjustments are based on preliminary estimates and assumptions that DG FastChannel believes are reasonable under the circumstances. Transactions between DG FastChannel, Enliven, and the Vyvx advertising services business were not material for all periods presented. The preliminary allocation of the estimated purchase price to the assets and liabilities of the acquired businesses reflects the assumption that assets and liabilities are carried at historical amounts which approximate fair values except for certain purchased intangible assets which have been included at their estimated fair values. A thorough valuation of the purchased intangibles has not been performed. The value of the purchased intangibles included in the combined company unaudited pro forma condensed consolidated financial statements are based on estimates. DG FastChannel determined these estimates by applying a ratio of intangibles-to-purchase price, based on other recently completed acquisitions. The actual allocation of the purchase price may differ materially from that reflected in the combined company unaudited pro forma condensed consolidated financial statements after a more extensive review of the fair value of the assets and liabilities is completed. The combined company unaudited pro forma financial information should be read in conjunction with the historical financial statements and the accompanying notes thereto of DG FastChannel and Enliven (both included in their respective Forms 10-K filed with the SEC on March 17, 2008), and the Vyvx advertising services business contained herein. The combined company unaudited pro forma condensed consolidated financial statements do not reflect any cost savings, restructuring charges or other expected economic efficiencies.

COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED BALANCE SHEET

MARCH 31, 2008

(amounts shown in thousands)

		Historical results
	Historical	of recently announced		Historical	Pro Forma		Pro Forma
	DG FastChannel	Enliven	Subtotal	Vyvx Ads	Adjustments		Combined

Cash	$34,054	$1,951	$36,005	$—	(4,500	) (1)	$31,505
Accounts receivable, net	24,032	6,938	30,970	8,377	—		39,347
Deferred income taxes	1,756	—	1,756	118	(118	) (2)	1,756
Prepaid expenses and current assets	2,173	1,008	3,181	1,717	—		4,898
Total current assets	62,015	9,897	71,912	10,212	(4,618)		77,506

Property and equipment, net	27,170	2,081	29,251	2,932	—		32,183
Long term investments	9,070	—	9,070	—	(9,070	) (1)	—
Goodwill	112,307	15,103	127,410	—	119,847	(2)	247,257
Deferred income taxes	3,349	—	3,349	308	(3,657	) (1),(2),(4)	—
Intangibles, net	49,991	8,585	58,576	32,305	42,944	(2)	133,825
Other noncurrent assets	6,524	512	7,036	49	—		7,085
Total assets	$270,426	$36,178	$306,604	$45,806	$145,446		$497,856

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$9,878	$2,579	$12,457	$1,238	—		$13,695
Deferred revenue	2,484	469	2,953	—	—		2,953
Other current liabilities	—	878	878	87	(102	) (1) (A)	863
Current portion of long-term debt and capital leases	13,650	488	14,138	—	—		14,138
Total current liabilities	26,012	4,414	30,426	1,325	(102)		31,649

Long-term debt and capital leases	51,350	4,050	55,400	—	129,000	(1)	184,400
Other long-term liabilities	501	7,710	8,211	225	(4,776	) (1) (A)	3,660
Deferred Income taxes	—	—	—	—	8,499	(4)	8,499
Total liabilities	77,863	16,174	94,037	1,550	132,621		228,208

Stockholders’ Equity:
Capital Stock	368,674	320,136	688,810	37,698	(278,232	) (1), (3)	448,276
Accumulated deficit	(177,778)	(299,117)	(476,895)	6,558	292,559	(3)	(177,778)
Treasury stock, at cost	(853)	(1,015)	(1,868)	—	1,015	(3)	(853)
Accumulated other comprehensive income	2,520	—	2,520	—	(2,517	) (1)	3
Total stockholders’ equity	192,563	20,004	212,567	44,256	12,825		269,648
Total liabilities and stockholders’ equity	$270,426	$36,178	$306,604	$45,806	$145,446		$497,856

Pro Forma Adjustments

(1) Records the estimated purchase price as follows:	Vyvx Ads	Enliven	Total
Cash paid for estimated direct costs of the acquisitions	$2,500	$2,000	$4,500
Debt issued	129,000	$—	129,000
DG FastChannel’s long-term investment in Enliven	—	9,070	9,070
Less: Reversal of accumulated other comprehensive income related to unrealized gains on Enliven investment	—	(2,517)	(2,517)
Less: Reversal of deferred taxes related to unrealized gains on Enliven investment	—	(1,475)	(1,475)
Fair value of stock issued	—	79,602	79,602	(B)
Total estimated purchase price	$131,500	$86,680	$218,180

(2) Eliminates historical goodwill and allocates the estimated purchase price as follows:

	Vyvx Ads	Enliven	Total
Tangible net assets	$11,524	$1,194	$12,718	(C)
Purchased Intangibles	50,528	33,306	83,834
Deferred taxes created in purchase accounting	—	(13,322)	(13,322)
Goodwill	69,448	65,502	134,950
Total estimated purchase price	$131,500	$86,680	$218,180

(3) Eliminates historical Vyvx Ads and Enliven equity in consolidation.

(4) Reclassifies deferred taxes.

Notes
(A)

As of March 31, 2008 Enliven had recorded a liability in the amount of $4,878 related to warrants issued to stockholders which were accounted for as derivative instruments. DG FastChannel, a holder of Enliven warrants also accounted for as derivative instruments, had recorded an asset in the amount of $1,222. Pro Forma Adjustment (1) above removes $1,222 of the derivative from the combined company’s balance sheet, as an inter-company elimination. The remaining $3,656 of liability is assumed to have no fair value after the completion of the transaction, as the underlying warrants in Enliven will be cancelled. Any warrants to be issued by DG FastChannel pursuant to the merger agreement are not expected to meet the definition of a derivative instrument.

(B)

DG FastChannel estimated the fair value of stock to be issued based on the average closing price of its stock during the period of May 6, 2008 through May 12, 2008, which is two days prior to and subsequent to the date the acquisition was announced, multiplied by the estimated shares to be issued of 4,505.

(C)

The fair value of tangible net assets acquired from Vyvx Ads and Enliven is based on their book value as of March 31, 2008, which DG FastChannel believes approximates their fair value (with the exception of the liability derivative which is estimated to have no fair value after the acquisition; see Note A above). The amount is calculated as follows: Total assets of Vyvx and Enliven, less Goodwill and Intangibles of both businesses, less deferred taxes of Vyvx Ads, less Total liabilities, plus $4,878, the book value of Enliven’s liability derivative instrument, the fair value of which is assumed to be zero.

COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2008

(amounts shown in thousands, except per share amounts)

		Historical results
	Historical	of recently announced		Historical	Pro Forma		Pro Forma
	DG FastChannel	Enliven	Subtotal	Vyvx Ads	Adjustments		Combined

Revenues:	$29,217	$4,404	$33,621	$9,402			$43,023
Costs and expenses:
Cost of revenues	11,665	2,559	14,224	3,107			17,331
Selling, general and administrative	7,125	4,655	11,780	3,830			15,610
Depreciation and amortization	3,291	1,071	4,362	919	1,370	(1)	6,651
Total costs and expenses	22,081	8,285	30,366	7,856	1,370		39,592

Income (loss) from operations	7,136	(3,881)	3,255	1,546	(1,370)		3,431
Unrealized loss (gain) on derivative	1,093	(4,055)	(2,962)	—	2,962	(3)	—
Interest expense and other, net	763	169	932	—	2,258	(2)	3,190
Total other (income) expense	1,856	(3,886)	(2,030)	—	5,220		3,190

Income (loss) before provision for income taxes from continuing operations	5,280	5	5,285	1,546	(6,590)		241

Provision (benefit) for income taxes	2,113	12	2,125	608	(2,623	) (5)	110

Income (loss) from continuing operations	$3,167	$(7)	$3,160	$938	$(3,967)		$131

Basic income (loss) per common share from continuing operations	$0.18	$0.00	$0.18		$(0.17)		$0.01

Diluted income (loss) per common share from continuing operations	$0.17	$0.00	$0.17		$(0.16)		$0.01

Basic weighted average common shares outstanding	17,909	99,079	116,988		(94,574	) (4)	22,414
Diluted weighted average common shares outstanding	18,412	99,079	117,491		(94,574	) (4)	22,917

Pro Forma Adjustments

(1)

Records additional amortization expense related to purchased intangibles of $83,834 ($50,528 for Vyvx Ads and $33,306 for Enliven) based on an assumed weighted-average seven year life. The actual useful life may be different after a more extensive valuation of the intangible assets is completed. For every $1 million change in intangible asset value, the corresponding impact to amortization expense would be $36 per quarter on a straight-line basis. If the estimated useful life is decreased or increased by 1 year, the corresponding quarterly increase or (decrease) to amortization expense would be approximately $500 or ($375), respectively.

(2)

Records additional interest expense as a result of $129 million of additional borrowings required to finance the Vyvx Ads acquisition. The interest rate assumed is 7%, which was DG FastChannel’s average borrowing rate for the period.

(3)

Eliminates changes in fair value of warrants issued by Enliven and accounted for as derivative instruments as discussed in Note (A) on the combined unaudited pro forma condensed consolidated balance sheet as of March 31, 2008.

(4)	Eliminates Enliven’s historical commons shares outstanding and adds 4,505 common shares of DG FastChannel expected to be issued in exchange for Enliven shares.

(5)

Applies an estimated federal and state combined tax rate of 40% to the results of continuing operations for both businesses, and to the additional pro forma adjustments. No tax benefit of Enliven’s net operating loss carryforwards (“NOLs”) is assumed at this time. DG FastChannel will perform a detailed analysis to determine the value, if any, of Enliven’s NOLs after their limitation under Section 382 of the Code is determined. The tax benefits assumed in these combined company unaudited pro forma condensed consolidated financial statements are derived from DG FastChannel’s NOLs which are unaffected by the Enliven transaction.

COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2007

(amounts shown in thousands, except per share amounts)

		Historical results
	Historical	of recently announced		Historical	Pro Forma		Pro Forma
	DG FastChannel	Enliven	Subtotal	Vyvx Ads	Adjustments		Combined

Revenues:	$97,687	$18,731	$116,418	$36,411			$152,829
Costs and expenses:
Cost of revenues	41,589	9,068	50,657	10,545			61,202
Selling, general and administrative	24,181	17,214	41,395	15,350			56,745
Depreciation and amortization	12,865	2,060	14,925	4,569	7,854	(1)	27,348
Total costs and expenses	78,635	28,342	106,977	30,464	7,854		145,295

Income (loss) from operations	19,052	(9,611)	9,441	5,947	(7,854)		7,534
Unrealized loss (gain) on derivative	(1,707)	3,318	1,611	—	(1,611	) (3)	—
Interest expense and other, net	2,388	543	2,931	—	9,030	(2)	11,961
Total other (income) expense	681	3,861	4,542	—	7,419		11,961

Net income (loss) before provision for income taxes from continuing operations	18,371	(13,472)	4,899	5,947	(15,273)		(4,427)

Provision (benefit) for income taxes	7,501	52	7,553	2,337	(11,456	) (5)	(1,566)

Net income (loss) from continuing operations	$10,870	$(13,524)	$(2,654)	$3,610	$(3,817)		$(2,861)

Basic net income (loss) per common share from continuing operations	$0.65	$(0.17)	$0.48		$(0.62)		$(0.14)

Diluted net income (loss) per common share from continuing operations	$0.64	$(0.17)	$0.47		$(0.61)		$(0.14)

Basic weighted average common shares outstanding	16,631	80,779	97,410		(76,274	) (4)	21,136
Diluted weighted average common shares outstanding	17,096	80,779	97,875		(76,274	) (4)	21,136

Pro Forma Adjustments

(1)

Records additional amortization expense related to purchased intangibles of $83,834 ($50,528 for Vyvx Ads and $33,306 for Enliven) based on an assumed weighted-average seven year life. The actual useful life may be different after a more extensive valuation of the intangible assets is completed. For every $1 million change in intangible asset value, the corresponding impact to amortization expense would be $143 per year. If the estimated useful life is decreased or increased by 1 year, the corresponding annual increase or (decrease) to amortization expense would be approximately $2.0 million or ($1.5 million), respectively.

(2)

Records additional interest expense as a result of $129 million of additional borrowings required to finance the Vyvx Ads acquisition. The interest rate assumed is 7%, which was DG FastChannel’s average borrowing rate for the period.

(3)

Eliminates changes in fair value of warrants issued by Enliven and accounted for as derivative instruments as discussed in Note (A) on the combined unaudited pro forma condensed consolidated balance sheet as of March 31, 2008.

(4)	Eliminates Enliven’s historical commons shares outstanding and adds 4,505 common shares of DG FastChannel expected to be issued in exchange for Enliven shares.

(5)

Applies an estimated federal and state combined tax rate of 40% to the results of continuing operations for both businesses, and to the additional pro forma adjustments. No tax benefit of Enliven’s net operating loss carryforwards (“NOLs”) is assumed at this time. DG FastChannel will perform a detailed analysis to determine the value, if any, of Enliven’s NOLs after their limitation under Section 382 of the Code is determined. The tax benefits assumed in these combined company unaudited pro forma condensed consolidated financial statements are derived from DG FastChannel’s NOLs which are unaffected by the Enliven transaction.

Consent of Independent Registered Public Accounting Firm

The Board of Directors

DG FastChannel, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-25701, 333-04676, 333-60611, 333-65978, and 333-137959) on Form S-8 and registration statements (Nos. 333-70045, 333-65980, 333-112122, and 333-137958) on Form S-3 of DG FastChannel, Inc. of our report dated May 30, 2008, with respect to the balance sheets of the Vyvx Ads Business (a carve-out of Level 3 Communications, Inc.) as of December 31, 2007 and 2006, and the related statements of operations, cash flows, and changes in business capital for the years then ended, which report appears in the Form 8-K/A of DG FastChannel, Inc. dated June 5, 2008.

KPMG LLP

Denver, Colorado

July 30, 2008